Exhibit 5.1

BARNES & THORNBURG llp
http://www.btlaw.com	11 South Meridian Street
Indianapolis, IN 46204-3535

Switchboard: (317) 236-1313
Fax: (317) 231-7433

www.btlaw.com

June 30, 2015

Board of Directors
Horizon Bancorp
515 Franklin Square
Michigan City, Indiana 46360

RE:	Form S-3 Registration Statement for Dividend Reinvestment Plan for Horizon Bancorp

Ladies and Gentlemen:

In connection with proposed issuance of up to 400,000 additional shares of common stock, no par value (the “Common Stock”), by Horizon Bancorp (the “Company”) pursuant to the Company’s Dividend Reinvestment and Stock Purchase Plan (the “Plan”), covered by the Company’s Form S-3 Registration Statement filed with the Securities and Exchange Commission on the date of this opinion (the “Registration Statement”), we, as counsel to the Company, have reviewed the Company’s Amended and Restated Articles of Incorporation, the Amended and Restated Bylaws, the Plan and documents related thereto, the Registration Statement, the resolutions adopted by the Company’s Board of Directors on June 16, 2015, authorizing the issuance of such shares of common stock, and such other documents and records as we have deemed necessary and appropriate for purposes of rendering our opinion.
Based upon such review of the foregoing, it is our opinion that the common stock covered by the Registration Statement to be issued directly by the Company has been duly authorized and, when issued and sold pursuant to the terms described in the Registration Statement, will be legally issued by the Company, fully paid and non-assessable.
We consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to us under the heading “Legal Matters” in the related Prospectus.

Very truly yours,

Barnes & Thornburg LLP

/s/ Barnes & Thornburg LLP

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